Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group, Inc. — Director of Corporate Relations
George Zoley
The GEO Group, Inc. — Chairman, CEO
Jerry O’Rourke
The GEO Group, Inc. — SVP, CFO
Brian Evans
The GEO Group, Inc. — VP, Finance and Chief Accounting Officer
CONFERENCE CALL PARTICIPANTS
Todd Van Fleet
First Analysis — Analyst
Manav Patnaik
Lehman Brothers
Kevin Campbell
Avondale Partners — Analyst
T.C. Robillard
Banc of America Securities — Analyst
Ben Joseph
Rice Volker — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the third-quarter 2007 GEO Group earnings conference call. My name is Lacey and I will be your coordinator for today’s call. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the presentation over to our host for today’s call, Mr. Pablo Paez, Director of Corporate Relations. Please proceed, sir.

Pablo Paez - The GEO Group, Inc. — Director of Corporate Relations
Thank you, operator. Good morning, everyone, and thank you for joining us today for our discussion of The GEO Group’s third-quarter 2007 earnings results.
With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calebrese, Vice Chairman, President and Chief Operating Officer; Jerry O’Rourke, Chief Financial Officer; and Brian Evans, Vice President of Finance, Treasurer and Chief Accounting Officer.
This morning, we will discuss our third-quarter performance, current business development activities and conclude the call with a question-and-answer session. This conference is also being webcast live on our website at www.TheGEOGroupInc.com. A replay of the audio webcast will be available on the website for one year. A telephone replay will be available through December 9 at 1-888-286-8010. The pass code for the telephone replay is 79777383.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports. With that, please allow me to turn this call over to George Zoley. George?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Thank you, Pablo, and good morning to everyone. Thank you for joining us today in our overview of our financial results for the third quarter of 2007. When I conclude my prepared remarks, I will open the call to a question-and-answer session.
We are pleased with our third-quarter performance, which we believe validates the continued success of our Company’s diversified growth platform. Our financial results were driven primarily by our strong performance at a number of our correctional and residential treatment facilities, both at the state and federal levels; and several recent contract wins by our three business units, U.S. Corrections, GEO Care and International Services.
Our third-quarter pro forma earnings increased to $14.9 million or $0.29 per share based on $51.8 million from $9.2 million or $0.23 per share based on 40 million shares for the same period in 2006.
For the first nine months of the year, pro forma earnings increased to $37.5 million or $0.78 per share based on 48.3 million shares from $21.7 million or $0.63 per share based on 34.2 million shares for the first nine months of 2006.
Our pro forma earnings for the third quarter exclude approximately $1.7 million or $0.03 per share in after-tax startup expenses, $500,000 or $0.01 per share in onetime after-tax construction cost overruns related to the expansions at our South Bay and Moore Haven facilities in Florida, and $400,000 or $0.01 per share in after-tax costs associated with the phaseout of our Dickens County, Texas contract. We have reviewed all of our existing construction projects and we do not foresee any additional cost overruns in any of them at this time.
Our year-to-date pro forma results exclude these items as well as a write-off of deferred financing fees associated with the paydown of approximately $200 million in term loan borrowings during the first quarter. On a GAAP basis, our third-quarter 2007 income from continuing operations was $12.3 million or $0.24 per share based on 51.8 million shares compared to $8.7 million or $0.22 per share based on 40 million shares during the same period in 2006.
For the first nine months, our GAAP income from continuing operations was $29.8 million or $0.62 per share based on 48.3 million shares compared to $19.8 million or $0.58 per share based on 34.2 million shares for the first nine months of 2006.
All of our financial results reflect the effect of our June 1st two-for-one stock split and our prior three-for-two stock split in October 2006.
Our revenue during the third quarter increased to $267 million from $218.9 million for the same period in 2006. Quarterly revenues reflect approximately $33.2 million in the pass-through construction revenues.
For the first nine months of the year, our revenues increased to $762.2 million from $613.5 million during the first nine months of 2006. Year-to-date revenues reflect approximately $81.2 million in pass-through construction revenue.
Our top-line growth has been driven by the factors I mentioned in the beginning of the call, strong performance from a number of our state and federal facilities and recent contract wins by our three business units.
Our average per diem rate for the third quarter was $57.16 compared to $49.10 for the same period in 2006. Our Company-wide paid level of occupancy was approximately 97%, excluding our Baldwin, Michigan and La Salle, Louisiana facilities, which were idle during the third quarter.
Our adjusted EBITDA increased to $39.2 million for the third quarter of 2007 from $24.3 million for the same period in 2006. For the first nine months of the year, we reported adjusted EBITDA of $106.1 million compared to $66 million during the first nine months of 2006.
Our adjusted free cash flow for the third quarter of 2007 increased to $29 million from $14.6 million for the same period a year ago. For the first nine months of the year, our adjusted free cash flow increased to $63.1 million from $38.1 million for the first nine months of 2006.
I would now like to address fourth-quarter guidance, which will be followed by our guidance for 2008. We are revising previous fourth-quarter guidance downward to a pro forma range of $0.26 to $0.27 per share, excluding $0.04 per share attributable to the following — $0.02 related to a new facility or expansion startup costs; $0.01 related to contract deactivation cost for the Coke County Juvenile Justice Center and the Dickens County Texas facility; and $0.01 related to the write-off of deferred acquisition expenses.

We are maintaining our fourth-quarter operating revenue guidance in a range of $225 million to $230 million, excluding pass-through construction revenues. As a result of our revised fourth-quarter guidance, our full-year guidance has been revised downward to a pro forma range of $1.04 to $0.05 per share, and our operating revenue guidance for the full-year has been adjusted to a range of $906 million to $911 million, excluding pass-through construction revenues.
Fourth-quarter financial guidance is being revised primarily because of a seasonal decline in federal detainees and has delayed the intake at our Val Verde, Texas and La Salle Parish facilities. Historically, we have typically experienced a fourth-quarter decline in our federal detention population, but we did not see such a downturn in 2006. And based on our 2006 experience, we did not include a seasonal downturn when we made our 2007 projections and gave financial guidance this year. But unfortunately, we are now experiencing a reoccurrence of the seasonal decline in federal detainees, which we experienced prior to 2006, which we know will impact our fourth-quarter results. It is a financial issue that we will reincorporate into our future Company budgeting and public guidance.
The seasonal decline in federal detainee numbers has led to a delayed phase-in of the new 576-bed expansion of our Val Verde, Texas facilities, resulting in a reduction of its previously projected fourth-quarter financial performance.
Similarly, the 416-bed renovation of our newly opened La Salle, Louisiana facility is experiencing a delayed opening and longer ramp up of detainees that will result in a shortfall in the financial performance originally budgeted for the fourth quarter.
The fourth quarter is also impacted by the discontinuation of our Coke County Juvenile Justice Center contract and additional phaseout charges related to our decision to discontinue management services at the Dickens County, Texas facility effective December 28. We are cooperating with Dickens County officials as they proceed with the solicitation process to select a new vendor.
The discontinuation of these two contracts will result in a pro forma adjustment of $0.01 per share. In addition, we will write-off $0.01 per share in deferred acquisition expenses during the fourth quarter.
I would now like to provide guidance for 2008. While we do not always provide guidance for the upcoming year before our fourth-quarter earnings release, in the interest of giving investors insight into next year’s performance, we have decided to issue initial guidance for 2008, which we believe is indicative of the continued financial progress of our Company.
We expect 2008 revenue to be in the range of $1.01 billion to $1.03 billion, excluding pass-through construction revenues. Our 2008 revenues are expected to grow approximately 13% from our revised 2000 (sic) revenue estimate. We have issued earnings per share guidance for the full year 2008 in the range of $1.27 to $1.35. Based on our initial guidance of our 2000 (sic) pro forma net income is expected to grow in excess of 30% from 2007.
We expect first-quarter 2008 revenues to be in the range of $240 million to $245 million, excluding pass-through construction revenues and earnings to be in the pro forma range of $0.25 to $0.27 per share, excluding $0.02 in the after-tax startup expenses and $0.01 in after-tax bid and proposal expenses related to significant business opportunities we intend to pursue in the United Kingdom and South Africa where the governments have announced solicitations that total more than 16,000 beds, which represents more than a quarter of our existing Company-wide bed capacity.
In order to better position our Company to pursue these unique opportunities, we anticipate that we will need to make a significant investment of more than $1.5 million during the first half of 2008. In addition, our first-quarter 2008 earnings estimate is impacted by higher payroll taxes, estimated at approximately $0.02 per share, for which our front loaded in the first quarter of the year.
We expect second-quarter 2008 revenues to be in the range of $245 million to $250 million, excluding pass-through construction revenues and earnings to be in the pro forma range of $0.30 to $0.32 per share, excluding $0.02 in after-tax startup expenses and $0.01 in after-tax bid and proposal expenses related to the international opportunities I’ve just discussed.
We expect third-quarter 2008 revenues to be in the range of $255 million to $260 million, excluding pass-through construction revenues and earnings to be in the pro forma range of $0.33 to $0.35 per share, excluding $0.08 in after-tax startup expenses.
And we expect fourth-quarter 2008 revenues to be in the range of $270 million to $275 million, excluding pass-through construction revenues and earnings to be in the pro forma range of $0.39 to $0.41 per share, excluding $0.01 in after-tax startup expenses.

Our 2008 guidance includes a number of assumptions, including the following — continued operation of our existing contracts at projected occupancy levels; the activation of our announced projects under development as scheduled; the successful renegotiation of our California contracts; and the application of the new per diem rate we have announced today of $60 per diem; and the activation of only one new contract, and that is by GEO Care during 2008. This initial guidance does not include the potential reactivation of our Baldwin, Michigan facility, or the Coke County facility in Texas or any additional contract wins by any of our three business units, U.S. Corrections, International Services and GEO Care, which could represent additional upside to our initial projections.
Now, I would like to give you an update on our recent project activations and projects under development. These recent activations and developmental efforts represent highly visible earnings that provide the basis for much of our 2008 guidance.
On July 1, we completed and opened a 235-bed expansion at our Moore Haven Correctional Facility in Florida. This expansion is expected to generate approximately $3 million in additional annualized revenues. We were also recently awarded a new three-year contract, with successive two-year renewals by the state of Florida for the continued management of the expanded Moore Haven prison, which now has a design capacity of 985 beds and an occupancy payment guarantee of 90%.
On September 25th, we opened the new 1500-bed medium-custody Graceville correctional facility in northern Florida under contract with the Florida Department of Management Services. This contract carries a 90% minimum guarantee occupancy and will generate approximately $21 million in normalized annual revenues.
On October 22nd, we opened the recently renovated Company-owned La Salle Parish Louisiana detention facility. We expect to complete the 416-bed ramp-up by the end of this year, resulting in approximately $11 million in normalized annual revenues when the facility is full.
This month, we are completing a 576 expansion of our Val Verde facility, which was funded through the use of free cash flow. We are hopeful of fulfilling the majority of the new beds by the end of the fourth quarter. The expansion is expected to generate $11 million in additional annual revenues when fully occupied.
Also, this month, we are completing the expansion of the Reeves County, Texas detention complex by adding 320 beds using non-recourse revenue bond financing under the BOP’s car 6 solicitation.
We announced this morning that we have signed amendments on our three MCCF contracts in California, which extend the operations of the Desert View, Central Valley and Golden State facilities, which total 1825 beds for five more years, beginning in mid-December at a per diem rate of $60.
We are very pleased to have received a significant increase in our per diem rates from the Department of Corrections and Rehabilitation in California. Our successful renegotiation of these contracts confirms the value of these assets which we purchased in our acquisition of CentraCore Properties and is indicative of our ability to obtain better marketing prices.
We currently have a significant number of projects under development that we are expected to be completed and opened during 2008. These projects will contribute significantly to our financial performance in 2008 and 2009.
In Clayton County, Georgia, if we have nearly completed the renovation of a 576-bed detention facility that we leased from the County. We expect the facility to be used by federal detention agencies when operations begin in the first quarter of 2008.
We have also begun preparations to expand the facility by another 192 beds with completion expected during the fourth quarter of 2008. We expect to pay for the renovation and expansion costs with the proceeds of an anticipated project revenue bond sale. The expanded 768-bed facility will generate approximately $19 million in annualized revenues.
As we announced last quarter, we are also expanding our La Salle Parish, Louisiana facility. We expect the 744-bed Phase 2 expansion, which will cost approximately $30 million, to be completed by the end of the second quarter of 2008 and generate over $12 million in additional annual revenues.
The renovation and expansion costs are being funded from Company free cash flow. In Clayton, New Mexico, we are constructing a new 625-bed facility using tax-exempt non-recourse revenue bond financing. The facility will house New Mexico prisoners under an IGA between the New Mexico Corrections Department and the town of Clayton who, in turn, has a management and operations contract with GEO. The facility is expected to generate $11 million in annual operating revenues exclusive of debt service, when completed, the third quarter of 2008.

In Montgomery County, Texas, we are awaiting the County’s completion of a 1100-bed non-recourse, bond financed, GEO-designed detention facility, which we expect to be used by other state or federal agencies. When completed in the third quarter of 2008, we expect this facility will generate $14 million in annual operating revenues.
Also in Texas, we are constructing the 1500-bed Rio Grande Detention Center in Laredo for the U.S. Marshals Service under contract for the Office of Federal Detention Trustee. We are constructing this facility with Company financing and expect the contract to generate $36 million in annual revenues when the facility opens in the fourth quarter of 2008.
We are also constructing 654-bed detention facility in Maverick County, Texas, which is being financed through the issuance of non-recourse project revenue bonds. We anticipate that the project will be completed and ready for occupancy by the County and other state and federal agencies in the fourth quarter of 2008. At full occupancy, the facility will generate approximately $10 million in annual operating revenues exclusive of debt service.
In Mississippi, we began a non-recourse bond finance 500-bed expansion to our East Mississippi Correctional Facility in August of this year, which we expect to open in the fourth quarter of 2008, generating $5 million in additional annual revenues.
On September 26, we announced an award for a 384-bed expansion at our recently completed Graceville Correctional Facility. We expect the Graceville expansion to become operational in the first quarter of 2009. Once the expansion is completed, the 1884-bed facility is expected to generate approximately $28.5 million in annual revenues, again, with an occupancy guarantee of 90%.
On October 15, 2007, we announced an 1100-bed expansion of our Company-owned ICE processing center in Aurora, Colorado. We expect the expansion to be complete and ready for occupancy during the third quarter of 2009. The expansion will cost approximately $72 million, which will be funded through Company financing. We expect the 1100-bed expansion to generate approximately $30 million in additive annual operating revenues.
These nine projects, seven of which are scheduled to open in 2008 and two in 2009, will add a total of approximately 7500 beds and generate over $142 million in combined annual operating revenues when fully normalized. We believe that this represents the largest and most diversified organic growth pipeline in our industry.
Following the activation of our Jena, Louisiana facility, we now have approximately 500 empty beds available at our North Lake Correctional Facility in Baldwin, Michigan and approximately 200 beds available in Bronte, Texas. Both facilities are being aggressively marketed to interested parties. Both facilities have substantial acreage to expand by several hundred acres. As I stated earlier, we are continuing to explore a number of additional expansion opportunities within the Company’s portfolio of facilities to meet the needs of our state and federal customers.
We are currently developing and renovating a number of projects using Company financing. We estimate that the existing capital projects will cost approximately $234 million through the second half of 2009. We estimate our development CapEx requirements for the fourth quarter of 2000 through the fourth quarter of 2008 to be approximately $126 million.
This breaks down to approximately $56 million for the fourth quarter of 2007, $37 million during the first quarter of 2008, $6 million for the second quarter of 2008, $13 million for the third quarter of 2008 and $14 million for the fourth quarter of 2008.
We currently have approximately $56 million in cash on hand to fund these projects and we are generating approximately $7 million per month or $84 million annually in free cash flow. In addition, we have approximately $80 million available after letters of credit under our $150 million revolving credit facility, which bears interest at LIBOR plus 1.5%. We have enough financial flexibility to carry out our current capital projects program and pursue additional development projects of new facilities as well as the expansion of existing sites.
Moving to our pending proposals and new business development opportunities, at the federal level, we have responded to a solicitation issued by the Office of Federal Detention Trustee for the development and management of a 1,000-bed detention facility for the U.S. Marshals Service to be located near Las Vegas, Nevada. Proposals are under evaluation, and we expect an award to be announced in the first quarter of 2008.
We are also in the final stages of two sole-source procurements issued by the Office of Federal Detention Trustee. The first is a rebid of our Company-owned 200-bed Queens detention facility in New York and a procurement for the federal government’s long-term use of the previously mentioned detention facility in Clayton County, Georgia. We expect contract awards for both of these solicitations by the end of this year.

The U.S. Senate recently amended its proposed Appropriations Bill for the Department of Homeland Security providing for additional funding to increase ICE’s detention resources, including additional border patrol agents and additional detention beds. The amendments call for ICE to increase its detention bed space to 33,000 beds nationwide, up from the current bed capacity of 27,500. We believe that this increase in bed funding will result in additional opportunities for the private sector, and we will continue to monitor the appropriations process in both the Senate and the House.
At the state level, the Arizona Department of Administration recently issued a solicitation for 2,000 new in-state minimum security private beds. Proposals are due under this procurement in late November and we expect awards to be published in the first quarter of 2008.
In Georgia, we have responded to a request for information for a 2,000-bed mental health prison. We expect the RSP to be issued in the fourth quarter of this year or in the first quarter of next year with a contract award in the first or second quarter of 2008. We expect to submit a joint proposal by GEO and GEO Care.
In Virginia, we submitted an unsolicited proposal for a 1,500 to 2,000-bed medium-security custody correctional facility to be located in Charlotte County, Virginia under a state statute that allows companies to submit unsolicited proposals for an apparent state requirement. In October, we made a presentation to the Virginia Department of Corrections, and we are optimistic we will be asked to move to the second phase of the procurement with an expected contract award in the first or second quarter of 2008.
In addition to these proposals, we are currently working on a number of negotiated projects which may involve expansion of existing GEO facilities to meet the needs of existing state and federal customers.
Furthermore, to our comments last quarter on California, although we continue to believe California’s in-state an out-of-state bed requirements will result in real opportunities for our industry and for our Company in the future, I want to tress that we have not based any of our projected growth or current guidance on any new contracts with California for additional new beds in or out of state.
At the local level, the current term of our contract with Delaware County, Pennsylvania to operate the 1,883-bed George W. Hill Corrections Facility expires on December 31st of this year. We are in discussions with the county to extend our contract for another two years and expect to have a final decision very shortly.
Also at the local level, our contract with [Bear] County, Texas to operate the 688-bed Central Texas detention center expires on January 28. This has been put out for competitive bids by the county. We will be submitting our bid this month and are hopeful that we will continue to provide detention services for the county and its federal agency partners for another five-year term.
Turning to international development, in England, the Ministry of Justice issued RFPs for two new 600-bed prison projects. The Ministry of Justice has also announced plans to increase prison capacity by 9500 additional new beds by 2012. We believe that the development and management company — that we are well positioned in the UK to respond to these new opportunities.
In South Africa, the government issued requests for three qualifications for the design, construction, financing and operation of five new 3,000-bed prisons late last month. Tender solicitations are expected to be out in the early part of 2008. Based on successful development operation of our South African 3,000-bed prison, we believe we are well positioned to capitalize on new growth opportunities in South African. They government has issued a notice that no one company can be awarded more than three of the 3,000-bed facilities.
In September, our Australian company following a competitive rebid was awarded a five-year contract by the Queensland Corrections to continue to operate the 890-bed Arthur Gorrie Remand and Reception center. GEO has managed this maximum security facility since it’s first opened in 1992. The five-year agreement provides an option to extend for a further five-year term. The contract will generate revenues in excess of $24 million per year.
With regard to mental health and residential treatment opportunities, we remain very excited about GEO Care’s prospects. Our GEO Care team has been marketing to several states around country. We expect to compete for several new projects in the near-term. More specifically, in Pennsylvania, we have responded to an RFP issued by the commonwealth for the management and operation of two forensic centers, totaling more than 200 beds and valued in excess of $40 million in annualized operating revenues. We are expecting one or multiple awards for this solicitation to be announced in the first quarter of 2008.
We are pleased with the financial performance of all three business units during the third quarter of the year and we remain optimistic about our business development efforts. We’ve begun our efforts to expand the facilities we acquired from CentraCore Properties Trust with the expansion of our Jena, Louisiana and Aurora, Colorado facilities, and we expect to be pursuing additional expansion opportunities to meet the needs of our existing customers.
We have what we believe is the largest organic pipeline in our industry with nearly 7,500 beds under development in 2008 and 2009, representing over $142 million in additional annualized normal revenues. Additionally, we have approximately 500 beds available at our Michigan facility and 200 beds available in [Brown], Texas.
So as we approach the close of 2007 we are pleased with the financial progress of the Company, look very forward to the 2008, which we expect to be even better. This concludes my presentation. I would now like to open the call to questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst
I wanted to ask you about the facility at Dickens County. Trying to get a better understanding as to what the series of events were leading up to the charges that came out of that facility, when you knew about what was going on down there and just kind of how the whole situation played out and what’s your expectation on the operating environment and that facility moving ahead. Can you talk about the customer, the satisfaction of the customer and so forth? Thanks.

George Zoley - The GEO Group, Inc. — Chairman, CEO
We conducted our own review of that facility that involved an operational review, a physical plant review, and a financial review and we came to the conclusion that we want to discontinue our services and we gave the County proper notice in concert with our management agreement. And the cost that resulted in the discontinuation of service included a break fee, a break management fee payment to the County for I guess transition costs that they thought they may incur, plus our normal close-down costs for closing down a facility. And was there some acceleration of —?

Brian Evans, The GEO Group — VP, Finance and Chief Accounting Officer
Yes, there is some acceleration of some depreciation and then there was intangible assets assigned as part of the purchase accounting when we acquired the facility and those had to be written off during the quarter as well. So about $400,000 of the pretax amount was related to the intangible write off and about $200,000 onetime termination payment.

Todd Van Fleet - First Analysis — Analyst
Okay. I’m just having a hard time reconciling the timing of this. When did this issue start to kind of gel and come to a point where you understood what you were going to have to do and the costs that were going to be incurred? Because I don’t think anyone had the expectation that this was going to be an impact in the quarter. And I could probably also ask the same of the construction-related expenses that were incurred, the water charges and so forth, George. I think timing is a pretty important element to understand how and when all this came about.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well it came about during the third quarter.

Todd Van Fleet - First Analysis — Analyst
At what point in the third quarter?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I don’t remember the exact date, Todd. It was during the third quarter.

Todd Van Fleet - First Analysis — Analyst
And is it fair to say that these charges were not something that were expected when you gave your 2Q — when you were on your Q2 call back in August giving guidance for the rest of the year?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes. It’s a very difficult decision to make like this. I mean I think we went back and forth, back and forth, back and forth many, many times with this County and the client because we don’t like to discontinue services. So it — the discussions themselves went — maybe spanned most of this year, but the decision occurred during the third quarter.

Todd Van Fleet - First Analysis — Analyst
Let me switch gears and ask a little bit about the situation in California. Any ongoing dialogues with the states? And any new candidates potentially to fill Baldwin?

George Zoley - The GEO Group, Inc. — Chairman, CEO
We have thought of — there are discussions with California and we have thought of new candidates. And we are looking at different financing scenarios and different operational levels by virtue of expansions. So, we are continuing to try to find a client for that facility. Operator, are there any more questions?

Operator
Jeff Kessler, Lehman Brothers.

Unidentified Participant
This is Manav in for Jeff. A few questions for you guys. First on the revised guidance I guess for the fourth quarter with this seasonality assumption and a I guess a slowing down like it has, historically, how — just curious in terms of your revenue guidance remained unchanged. Was the seasonality — is that — is the right way to interpret that then that you had expected other revenues to come in which would help you sort of raise your guidance, which is not coming in because of the seasonality?

George Zoley - The GEO Group, Inc. — Chairman, CEO
The seasonality affected — didn’t have much of an effect on our revenues because although the profitability was disproportionately impacted because these are incremental beds. And those incremental beds carry a much higher level of profit. And they are beds in federal facilities. And these federal facilities typically have different bands of payment. And those bands are much more profitable at the upper end than at the initial end. So it wouldn’t take much of a swing in revenues to have an impact.

And it was more of a localized situation. Not all of our facilities experienced this seasonal decline. Most of the federal facilities that we have detainees did not. But some did and it was a surprise to us because last year, all of the facilities were full for the entire year. And I think we said in our fourth-quarter conference call last year that we were surprised by that. That’s why the quarter was stronger than we expected. And we thought, well, this is likely to continue because of the new southern border initiative and we structured our budget for ‘07 on that basis and we were surprised when we saw this dip occur at a few of our facilities. But we will now that that into consideration and have done so for 2008.

Manav Patnaik, Lehman Brothers
That was sort of my next question in terms of I guess it seems like though your fourth quarter in 2008, at least from your EPS guidance, is higher than what it is in the third quarter, so that you are not assuming that slowdown; but is that the wrong way to read it then? Is that —?

George Zoley - The GEO Group, Inc. — Chairman, CEO
We have a lot of new facilities opening in the latter part of next year. And you have to factor that in before you factor in some seasonal decline, which we did, and we’ve given you the result.

Manav Patnaik, Lehman Brothers
Okay, and then on GEO Care, I was wondering if you could give us I guess maybe a little more color on the various opportunities that you might be facing in terms of more contracts outside Florida like from other states. I know you mentioned Pennsylvania, but what is sort of the pipeline looking like for GEO Care?

George Zoley - The GEO Group, Inc. — Chairman, CEO
We don’t really identify the active marketing efforts until they are public procurements. And so although GEO Care is actively marketing in a number of states and has been doing so for a couple of years now, the only public involvement that we choose to identify is the one involving Pennsylvania, which it’s a very large procurement and it probably represents the largest procurement in GEO Care’s history, as to the value of the opportunity. It’s two separate facilities. And as I said in my conference call script that those opportunities are — we value in excess of $40 million a year in the aggregate.

Manav Patnaik, Lehman Brothers
So is it fair to assume though without publicly mentioning where you are marketing, that there could be more upside in GEO Care in 2008 or are we looking more into 2009?

George Zoley - The GEO Group, Inc. — Chairman, CEO
No, there could be more upside in 2008 because GEO Care actually has a shorter time frame in generating revenues than corrections does. Because it now typically takes over existing facilities upon a contract award. It’s — it does not have to wait for the development of a new facility. And in many cases now, there is no desire to develop a new facility. They just want GEO Care to come in and better operate and achieve economies at their existing facilities.

Manav Patnaik, Lehman Brothers
All right. One more question and I will step back in queue. Basically, with respect to your California renewals and the increased per diems you are seeing, is that baked into the guidance for 2008?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes, it is.

Manav Patnaik, Lehman Brothers
All right, thank you.

Operator
(OPERATOR INSTRUCTIONS). Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst
Great. I wanted to ask a question about the guidance for next year. It sounded like in your script that you said — and maybe I misunderstood, but it sounded like you said that included one GEO Care win for next year? Is that correct?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes, it is.

Kevin Campbell - Avondale Partners — Analyst
Okay. And can you give us any color as to what your expectations are for that? Is it $20 million? Is it — any color around that?

George Zoley - The GEO Group, Inc. — Chairman, CEO
We’re hoping for something in the second half of the year, about $20 million in revenues.

Brian Evans, The GEO Group, VP Finance and Chief Accounting Officer
Annualized.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Annualized. So that would be only $10 million for next year.

Kevin Campbell - Avondale Partners — Analyst
Okay. Great. Could you comment too on this seasonal slowdown? We heard one of your competitors yesterday in their conference call mention it, but it sounds like from their comments that it was more of a onetime slowdown in that the Attorney Generals were sort of taking care of things and it would ramp back up and there wouldn’t be that issue going forward. And secondarily, on top of that, is it possible that we are getting perhaps more effective border control and we’re seeing fewer immigrants come over the border as a result of that?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, you have a lot of dynamics going on. There is this new project streamline that is taking place and will very likely lead to filling all of the beds and eliminating any seasonal slowdown because of the way they are approaching project streamline.
They will begin to start incarcerating people, that is charging them and giving them a relatively short offense or incarceration the first time, say 30 days, 60 days, but the second time it will be several months and the third time, even more. That compares to just the catch and release that we’ve seen for many, many years. They just catch them, give them a sheet of paper, ask them to come back and then they never do.

So if you take a longer view of this new approach and what it will mean, we are told by the border patrol agents and ICE it will mean the requirement for a lot of new beds that may or may not be impacted by this seasonal slowdown in the fourth quarter.
I’ve got a chart in front of me that shows the monthly censuses for our facilities for the year, and in January, it starts ramping up pretty fast, particularly by the end of the month, and then in February, it’s very strong and continues for most of the year. But we have seen this year that there was this slowdown. Whether this seasonal event occurs next year, I really don’t know. It depends on the application of project streamline in a large part. We have modeled a seasonality in our forecast for next year.

Kevin Campbell - Avondale Partners — Analyst
Well how exactly is this project streamline going to differ from — I understand it’s different than a catch and release, but what’s the difference versus — I mean I thought they changed last year to catch, detain and deport. Were they not as vigilant about enforcing that? Were there still individuals that were caught and released other than the Mexican populations that were released over the border? Or are now they going to keep those Mexican populations as well and that’s really the difference from maybe where we were a year ago?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I guess this is just a stricter application of that same concept, and that is, catch more, incarcerate more, and stiffen the sentences if you catch them again.

Kevin Campbell - Avondale Partners — Analyst
Okay. And then, lastly, in your conversations with California, have you gotten any sense as to whether or not they expect to expand beyond that 8,000 sort of number that is out there of out-of-state transfers?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I think they are very open to that and they are open to expansions particularly within their home state. Our Company has been particularly concentrating on these three contract amendments, which we now have achieved. And now our focus will be on more bed capacity for the state, either in state or out of state.

Kevin Campbell - Avondale Partners — Analyst
Great. Thank you very much.

Operator
T.C. Robillard, Banc of America Securities.

T.C. Robillard - Banc of America Securities — Analyst
Thank you. George, I don’t mean to beat the dead horse here, but I’m sorry. I’m just having a hard time just understanding the seasonal slowdown here on the federal side. And I think it might help to get some historical perspective as to what normally or what historically has happened that causes a slowdown with respect to federal populations, which, we understand what happened last year, which was not seasonal. But can you just give us some historical perspective as to why this normally happens?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, I can only repeat to you what I’ve been told by the chief border patrol officials. That in the fourth quarter, people decide they don’t want to come over, and it’s a seasonal thing. I don’t know if it has to do with the crops or their jobs or they want to go back, and then they come back after the holidays and the border patrol people are pretty specific about what holiday they come back after. It’s Three Kings Day and it happens in the latter part of January. And suddenly, everything fills up. And it stays full.

T.C. Robillard - Banc of America Securities — Analyst
Okay.

George Zoley - The GEO Group, Inc. — Chairman, CEO
This has occurred historically most years. It didn’t occur in our Company last year. So last year was an exception. We had a strong fourth quarter, which we were surprised by. And we thought that this was likely to continue and we modeled our budget with that assumption. But now we’ve experienced this slowdown again and we’ve baked it into our numbers for ‘08, but it may not occur again. And it really depends to a large extent on this new policy of project streamline, which provides for stiffer sentences and progressively stiffer sentences for each time these people are caught. That has yet to — we’ve yet to see the impact of that.

T.C. Robillard - Banc of America Securities — Analyst
Okay. I understood and it makes sense to be increasingly conservative as you look forward.
I also just wanted to touch back on an earlier question and I’m having trouble reconciling this and my apologies. I might just be fried for being at the end of earnings season here.
But with the incremental beds that you were looking for, for the fourth quarter of this year, I understand the larger impact of profitability. I’m still having a hard time reconciling why revenues are going to stay the same for your fourth-quarter ‘07 guidance. I understand the disproportionate impact but if you are not going to get incremental beds, I would think that it would also hit your revenues. Was there something else that’s happening in terms of maybe a new contract or ramp-up elsewhere that is offsetting this federal seasonality issue?

Jerry O’Rourke - The GEO Group, Inc. — SVP, CFO
This is Jerry O’Rourke. We basically felt that the range that we had already on the Street was — the range was wide enough to facilitate the seasonality issue. And that’s why we just left the guidance as it was previously given on the revenue side.

T.C. Robillard - Banc of America Securities — Analyst
Okay, got you. So you have enough bandwidth there, but it was obviously very profitable beds which was hitting the bottom line.

Jerry O’Rourke - The GEO Group, Inc. — SVP, CFO
You’ve got it.

T.C. Robillard - Banc of America Securities — Analyst
I appreciate the commentary. Thanks.

Operator
Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst
Can you tell us what the assumptions are regarding New Castle that are built into your fourth-quarter guidance please?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Just a continuation of their financial performance and occupancy.

Todd Van Fleet - First Analysis — Analyst
In terms of that occupancy level though, is it status quo with respect to where the Arizona inmates are currently and then a full occupancy with respect to Indiana by the end of the quarter, moving from where they are at currently, to full occupancy by the end of the quarter?

George Zoley - The GEO Group, Inc. — Chairman, CEO
No, no. Just where they are now, which is I think like 2150 or something. 2150 in total. And of that, about 630 is Arizona.

Todd Van Fleet - First Analysis — Analyst
Thanks.

Operator
Ben Joseph, [Rice Volker].

Ben Joseph - Rice Volker — Analyst
Just a follow-up to that. On the LaSalle facility, how many inmates are currently there and kind of what is your ramp program for that facility?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I think it’s a couple hundred out of 416, so we’re halfway ramped up and expect that will be a few more weeks, two or three weeks before we are full in phase 1. So we expect to be ramped up either by the end of the month or the beginning of the next month.

Ben Joseph - Rice Volker — Analyst
And then the expansion, once that is completed for ‘08, what is the ramp program there or timeframe that’s assumed in the guidance?

George Zoley - The GEO Group, Inc. — Chairman, CEO
It will probably be about 100 a week. So take seven weeks. Or eight weeks.

Ben Joseph - Rice Volker — Analyst
Okay and then on Val Verde, is there a kind of an assumption there of when we get back to normal population levels? And then the expansion of that facility, when will that be ramped now?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, Val Verde, we’re hoping to get ramped if not by the end of the fourth quarter, the beginning of the first quarter of next year. And that means within the first month.

Ben Joseph - Rice Volker — Analyst
And that’s an expansion as well?

George Zoley - The GEO Group, Inc. — Chairman, CEO
No, then the expansion is finished (multiple speakers). Oh, that’s right. No, that means the expansion.

Ben Joseph - Rice Volker — Analyst
Okay, so that’s total?

George Zoley - The GEO Group, Inc. — Chairman, CEO
So it will be full by the first quarter of next year.

Ben Joseph - Rice Volker — Analyst
By the end of the first quarter?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes.

Ben Joseph - Rice Volker — Analyst
Okay. Thank you very much.

Operator
There are no questions in queue. I would now like to turn the call back over to George Zoley for closing remarks.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Okay, well, thank you so much for participating in this call. We look forward to addressing you on the next one.

Operator
Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day.